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                                                                    Exhibit 10.6

     THE SECURITY REPRESENTED BY THIS PROMISSORY NOTE WAS ORIGINALLY ISSUED ON FEBRUARY 17, 2000, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED HEREIN, IS SUBJECT TO CERTAIN RIGHTS OF OFFSET CONTAINED IN SECTION 3 HEREOF AND CERTAIN SUBORDINATION PROVISIONS CONTAINED IN SECTION 4 HEREOF


                               NSP HOLDINGS L.L.C.

                   NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE


Date of Issuance:                                                    $5,470,000
February 17, 2000

          NSP Holdings L.L.C., a limited liability company organized under the laws of the State of Delaware (the "MAKER"), hereby promises to pay to the persons listed on the SCHEDULE OF SELLERS attached hereto (collectively, the "SELLERS"), the aggregate principal amount of CDN$5,470,000 in lawful money of Canada, together with interest thereon calculated from the date hereof (the "DATE OF ISSUANCE") in accordance with the provisions of this Seller Note. Certain capitalized terms used herein are defined in Section 5 hereof.

          This non-negotiable subordinated promissory note (this "SELLER NOTE") was issued pursuant to a Stock Purchase Agreement, dated February 17, 2000 (as amended and modified from time to time, the "PURCHASE AGREEMENT"), among North Safety Products Ltd., an Ontario corporation (the "BUYER"), the Sellers and Arkon Safety Equipment Inc. (the "COMPANY"), a corporation organized under the laws of the Province of Quebec and that certain Assumption Agreement, dated February 17, 2000. Payment of the Seller Note is subject to the terms and conditions of the Purchase Agreement, the terms of which are incorporated herein by reference as if fully set forth at length herein.

          1. INTEREST. Prime rate means the annual rate of interest set from time to time by Canadian Imperial Bank of Commerce as a reference rate then in effect for determining interest rates on commercial demand loans denominated in lawful currency of Canada made by it in Canada. The outstanding unpaid balance of the principal amount of this Seller Note shall bear simple interest in respect of each day at a rate per annum which shall be equal to the prime rate (the "BASE RATE"). Interest on this Seller Note shall be payable on each of March 31, June 30, September 30 and December 31 of each year (each "INTEREST PAYMENT DATE") until the outstanding principal amount of this Seller Note has been repaid in full. To the extent that Maker fails to make any interest payment

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on any Interest Payment Date or fails to make any principal payment when scheduled pursuant to Section 2(a) or Section 2(c) hereof, interest shall accrue on the unpaid principal amount of this Seller Note at the Base Rate plus 2% from the date of the scheduled payment until the date such payment is made to the Sellers or such date as the Sellers have waived the right to receive such payment in writing.

          2.   PAYMENT OF PRINCIPAL AND INTEREST ON SELLER NOTE.

          (a) SCHEDULED PAYMENT. The Maker shall pay the principal amount of CDN$5,470,000 to the Sellers on a pro rata basis as set forth on the SCHEDULE OF SELLERS attached hereto, together with all accrued and unpaid interest on the principal amount being repaid, on the dates and in the aggregate principal amount set forth below:

      Scheduled Repayment Date         Aggregate Principal Amount to be Repaid
      ------------------------         ---------------------------------------
          March 31, 2001                          CDN$1,367,500
          March 31, 2002                          CDN$1,367,500
          September 30, 2003                      CDN$1,367,500
          September 30, 2004                      CDN$1,367,500

          (b) OPTIONAL PREPAYMENTS. The Maker may, at any time and from time to time, prepay all or any portion of the outstanding principal amount of the Seller Note (together with all accrued and unpaid interest on such principal amount). Any optional prepayment shall be applied to the remaining scheduled principal repayments (together with associated interest thereon) in the order of maturity.

          (c) MANDATORY PREPAYMENTS. The Maker shall pay to the Sellers the outstanding principal amount of the Seller Note (together with all accrued and unpaid interest on such principal amount) upon consummation of a Sale of the Maker or a Qualified Public Offering; PROVIDED THAT in the event that the Maker consummates a registered public offering yielding net proceeds to the Maker of $100,000,000 or more, the Maker shall, to the extent permitted by Maker's underwriters, prepay a percentage of the principal amount of this Seller Note equal to such aggregate gross proceeds to the Maker divided by $300,000,000 (together with associated interest thereon).

          3. OFFSET. Sellers and the Company have made certain representations, warranties, covenants and indemnities set forth in the Purchase Agreement. Seller agrees that, in addition to any other remedy that the Buyer may have available at law or equity, the Maker, on behalf of Buyer, may offset any Adjustment Amount, Loss, and/or Excluded Liability (each as defined in the Purchase Agreement) against any principal amounts due or outstanding under this Seller Note (together with associated interest thereon) in the order of maturity of the remaining scheduled repayments, whether this Seller Note is held by any of the Sellers, or any other Person.

          4. SUBORDINATION: RESTRICTIONS ON PAYMENT. Notwithstanding anything in this Seller Note to the contrary, the obligations of the Maker in respect of this Seller Note will be

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subordinate and junior in right of payment to any and all existing and future
Superior Obligations. In addition, the holder of this Seller Note agrees to execute and deliver to the holders of Superior Obligations such other instruments, documents and agreements evidencing or increasing the subordination of this Seller Note as may be requested by any of the holders of the Superior Obligations. Without limiting the generality of the foregoing, the Maker shall not make any payment with respect to the Seller Note, if (i) any default or event of default under the terms of any agreement relating to, or instrument or document evidencing, any Superior Obligations has occurred and is continuing or would occur as a result of such payment or distribution or (ii) any Affiliate of Maker is prohibited under the terms of any agreement relating to, or instrument or document evidencing, any Superior Obligations from paying cash dividends to Maker for the purpose of making such payment of principal or interest or such distribution. So long as any Superior Obligations remain outstanding, Sellers may not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of the Seller Note, or exercise or continue to exercise any other right or remedy at law or equity that such Seller might otherwise possess, to collect any amount due and payable in respect of the Seller Note, including, without limitation, accelerating the Seller Note, commencing any foreclosure on any lien or security interest, filing any petition in bankruptcy or taking advantage of any other insolvency law of any jurisdiction, unless and until the Superior Obligations have been fully and finally paid (whether in cash or such other form of consideration acceptable to the holders of Superior Obligations in their sole discretion) and satisfied.

          5.   DEFINITIONS.

          "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the power, directly or indirectly, either to (a) vote 10% or more of the securities having sufficient voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the voting capital stock on a fully-diluted basis of Maker (a "5% OWNER"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

          "MAJORITY SELLERS" means Sellers holding in excess of 50% of the aggregate principal amount of this Seller Note, as set forth on the SCHEDULE OF SELLERS attached hereto.

          "OBLIGATIONS" means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security,
(iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit),

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(v) any obligations under any guarantees of or other agreements providing credit support to a third party in respect of indebtedness owed to such third party (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases, with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA and (ix) any amounts owed to any Person under any noncompetition or consulting arrangements.

          "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock corporation, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

          "QUALIFIED PUBLIC OFFERING" means a registered public offering of common equity securities of the Maker yielding net proceeds to the Maker of $300,000,000.

          "SALE OF THE MAKER" means a sale of the Maker to one or more Independent Third Parties pursuant to which such party or parties acquire (i) membership interests in the Maker possessing the voting power under normal circumstances to elect a majority of the Maker's governing body or (ii) all or substantially all of Maker's assets.

          "SUPERIOR OBLIGATIONS" means all Obligations of the Maker and/or any of its Affiliates other than the Obligations evidenced by this Seller Note.

          6.   ASSIGNMENT; REPLACEMENT; CANCELLATION.

          (a) RESTRICTIONS ON TRANSFER. Each Seller agrees not to sell, transfer, assign, negotiate, pledge or otherwise dispose of the Seller Note without the prior written consent of the Maker, which may be withheld in its sole discretion. Any sale, transfer, assignment, pledge or other disposal of this Seller Note in violation of this Section 6(a) shall be null and void.

          (b) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Maker of the ownership and the loss, theft, destruction or mutilation of the Seller Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Maker, or, in the case of any such mutilation, upon the surrender of the Seller Note to the Maker at its principal office, the Maker shall (at its expense) execute and deliver, in lieu thereof, a new Seller Note representing the same rights represented by such lost, stolen, destroyed or mutilated Seller Note and dated so that there will be no loss of interest on such Seller Note. Any Seller Note in lieu of which any such new Seller Note has been so executed and delivered by the Maker shall not be deemed to be an outstanding Seller Note for any purpose of the Purchase Agreement.

          (c) CANCELLATION. After all principal and accrued interest owed on this Seller Note have been paid in full, this Seller Note shall be surrendered to the Maker for cancellation.

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          7.   PAYMENTS. All payments to be made to the Sellers shall be made in the lawful money of Canada in immediately available funds.

          8. PLACE OF PAYMENT. Payments of principal, interest, and other amounts shall be delivered to each Seller at the address set forth for such Seller on the signature pages attached to the Purchase Agreement attached hereto or to such other address or to the attention of such other Person as specified by prior written notice to the Maker.

          9. BUSINESS DAYS. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

          10. GOVERNING LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Seller Note and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Province of Quebec without giving effect to any choice of law or conflict of law rules or provisions (whether of the Province of Quebec or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Quebec. In furtherance of the foregoing, the internal law of the Province of Quebec shall control the interpretation and construction of this Seller Note, even though under their jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          11. AMENDMENT. The provisions of the Seller Note may be amended, modified or waived in writing by the Maker and the Majority Sellers.

          12. CURRENCY. All of the dollar amounts mentioned in this Agreement or in the Schedules annexed hereto shall be in Canadian funds, unless otherwise specifically denominated. To the extent that an amount in any currency is required from time to time to be converted into another currency pursuant to this Seller Note, such conversion shall be made at the then-prevailing exchange rate as published in THE WALL STREET JOURNAL on the date that payment is being made.

          13. LANGUAGE OF AGREEMENT. The parties acknowledge that it is their express wish that this Seller Note be prepared in English. LES PARTIES ONT EXPRIME LEUR EXPRESSE VOLONTE QUE LA PRESENTE CONVENTION ET TOUS LES DOCUMENTS CONNEXES SOIENT REDIGES EN ANGLAIS.

          14. INCORPORATION BY REFERENCE. With respect to any dispute arising under this Seller Note, the Maker hereby agrees that Section 11.12 of the Purchase Agreement shall be binding upon the Maker as a "Party" thereunder. Each of the Sellers, by acceptance of this Seller Note, agrees that the provisions of
Section 11.12 of the Purchase Agreement, for purposes of any dispute under this Seller Note, shall be for the benefit of the Maker as a party thereto.

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          IN WITNESS WHEREOF, the Maker has executed and delivered this
Non-Negotiable Subordinated Promissory Note on the Date of Issuance.

                                            NSP HOLDINGS L.L.C.


                                            By: /s/ Robert A. Peterson
                                               ---------------------------------

                                            Its: President
                                                --------------------------------

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                               SCHEDULE OF SELLERS

                                      Principal Amount
Seller:                               Allocation:                 Pro Rata Share
3653048 Canada, Inc.                  1,420,121.40                    25.96%

3653030 Canada, Inc.                  1,420,121.40                    25.96%

Peter Marcovitch                        931,650.40                    17.03%

Andre Paquette                        1,062,711.60                    19.43%

Dev-Can Inc.                            120,121.20                     2.20%

Pierre Guillemette                      128,818.50                     2.36%

Vern Metcalfe                           128,818.50                     2.36%

John Greer                              128,818.50                     2.36%

John Kime                               128,818.50                     2.36%
                                     -------------
                                      5,470,000.00                   100.00%

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